                                 EXHIBIT 10.23

February 6, 2001

Dickerson Wright
Chairman and Chief Executive Officer
U.S. Laboratories, Inc.
7895 Convoy Court, Suite 18
San Diego, CA  92111

     Re:  Investor Relations Agreement

Dear Dick:

This letter agreement contains the terms under which Pont Loma Partners, Inc. ("PLP") will provide services to U.S. Laboratories, Inc. ("USLB"). It is a contract between PLP and USLB. PLP and USLB will be referred to as a "Party" or collectively, as the "Parties." The relationship between the Parties is that of independent contractor and nothing else.

1. Services: USLB retains PLP to provide financial advisory and investor relations services. Among other duties, PLP shall introduce USLB to its contacts in the financial community and advise USLB on expanding its network of securities firms, stockbrokers, market makers, research analysts, and institutional and individual shareholders.

2. Access to Information: USLB acknowledges that in order for PLP to successfully complete any aspect of this project, it must fully cooperate with PLP. On execution of this agreement, USLB agrees to promptly provide PLP with copies or make available the originals of all requested information. PLP agrees to keep all such information confidential until such time that USLB is authorized to release such information or required to do so by court of law.

3. Confidentiality: The Parties may furnish each other confidential information. "Confidential Information" means all non-public business and technological information. Confidential Information does not include information that is public at the date of disclosure, information that is legally disclosed by a third party who is under no duty not to disclose the information, and information a Party knew before the disclosing Party disclosed that information publicly or directly to the receiving Party and provided the receiving party did not obtain that information illegally. The Parties agree to keep all Confidential Information confidential until it is no longer Confidential Information. The Parties agree to maintain the Confidential Information in strict confidence, not disclose it to any third party unless required in connection with obligations under this agreement. The Parties will require their officers, directors, employees, agents and representatives to similarly restrict disclosure and use. The Parties are responsible for any wrongful disclosure by its employees, officers, directors and agents. If any court

Investor Relations Agreement
February 6, 2001
Page 2 of 4

    or other authority orders disclosure of Confidential Information, the Parties will use their best efforts to protect confidentiality and immediately notify the disclosing Party so that it may also take actions to preserve confidentiality.

4. Expenses: USLB agrees to reimburse PLP for all reasonable out-of-pocket expenses. PLP will periodically bill USLB for all expenses as they are incurred. PLP agrees that any single expense of $500.00 or more will require advance approval from USLB before the expense is incurred.

5. Non-Circumvention: USLB agrees that all information relating to potential business opportunities identified by PLP and the contacts identified by PLP relating to such opportunities are Confidential Information and will not be shared by USLB with any other party without advance written consent of PLP. The Parties agree that any transaction with any such contact without the participation of PLP before or after termination of this Letter Agreement must include competitive compensation for PLP.

6. Cash Compensation: USLB will pay to PLP $3,000 per month in advance. Payments shall be due on the 15th of each month. This Agreement will commence and the first payment will be due on February 15, 2001.

7. Equity Compensation: USLB will grant the following stock purchase warrants to PLP per the following terms:

    a. $40,000 common stock purchase warrants with a strike price of $4.50 to be granted immediately upon the execution of this Agreement.

    b. 40,000 common stock purchase warrants with a strike price of $4.50 to be granted immediately, yet exercisable only if the closing bid price of USLB exceeds $6.00 for 20 consecutive trading days.

    c. 40,000 common stock purchase warrants with a strike price of $4.50 to be granted immediately, yet exercisable only if the closing bid price of USLB exceeds $8.00 for 20 consecutive trading days.

    d. The above stock purchase warrants will expire three (3) years from the date they are granted.

8. Term of Engagement: The term of this Agreement shall be one (1) year and will commence on February 15, 2001.

9. Limitation of Liability: Neither PLP, nor its affiliates, licensors, contractors, representatives or agents will be liable to USLB for any indirect, incidental, special, consequential, exemplary or punitive damages arising from, connected with or relating to this letter agreement. This include any lost profits or revenues, lost savings, or other similar damages. Under no circumstances will PLP's liability ever exceed the amount paid to it by USLB excluding expense reimbursement. Each party recognizes and agrees that the warranty disclaimers and liability and remedy limitations in this

Investor Relations Agreement
February 6, 2001
Page 3 of 4


    agreement are material bargained for terms of this agreement. They take into account and reflect the consideration given by each party pursuant to this agreement and the decision by each party to enter into this agreement.

10. Arbitration: The Parties agree to resolve all claims, dispute and controversies past, present or future arising out of or related to, this letter agreement against each and against respective officers, directors, agents and employees in final and binding arbitration in San Diego, California under the rules of the American Arbitration Association ("AAA"). The Parties agree to waive any rights to trial by jury, adjudication in a different venue and notice requirements. The arbitrator will be an individual knowledgeable about the subject matter of the dispute mutually agreed upon by the Parties from a AAA panel. If the Parties cannot agree on an arbitrator, each Party will select an individual from the AAA list, and the two so selected will choose the arbitrator from another AAA panel. The arbitrator will apply the substantive law of California without regard to the principles of conflicts of law or U.S. law, as applicable. The arbitrator will have the exclusive authority to resolve disputes relating to interpretation, applicability and enforcement of this letter agreement. Each Party agrees to split the cost of arbitration excluding legal fees. The arbitration process, including selection of the arbitrator, exchange of requests for information and the arbitration hearing will be completed within 60 days following the institution of the arbitration by a party, and the actual arbitration hearing shall be limited to 1 day. The parties may enter judgment on any arbitration award in any court having jurisdiction. This paragraph shall survive termination of this agreement. Both arbitrators and courts of law shall award all costs (excluding arbitration costs) and reasonable attorney fees to the prevailing party in any arbitration or litigation.

11. No Waiver: The Parties will not treat any failure to object to any terms of this agreement as a waiver of those terms. Consent or approval on any one occasion does not mean consent on any other item or any other time.

12. Governing Law: This letter agreement shall be interpreted equally as to all Parties. It will be governed by the laws of the State of California without giving effect to choice of law provisions.

13. Severability: If an arbitrator or court of competent jurisdiction determines any part of this agreement invalid or unenforceable, and the decision is not subject to appeal, the Parties agree that the particular part will be deemed severed. If a term is invalid because of its scope, the term will be deemed valid to the extent of the scope permitted by applicable law. This letter agreement will be binding on successors and assigns.

14. Notification: Should a Party have to notify the other for any reason that Party agrees to do so in writing delivered personally, by mail or by reputable overnight delivery service. Notification shall be delivered to the following addresses:

Investor Relations Agreement
February 6, 2001
Page 4 of 4

          If to PLP:   Jeffrey J. Janda, Chief Executive Officer
                       Point Loma Partners, Inc.
                       701 B. Street, Ste. 1400
                       San Diego, California 92101

          If to USLB:  Dickerson Wright
                       Chairman and Chief Executive Officer
                       U.S. Laboratories, Inc.
                       7895 Convoy Court, Suite 18
                       San Diego, CA 92111

          The Parties can change these addresses by notifying each other in writing in accordance with the terms of this agreement.

If USLB wishes to be a Party to this letter agreement, and be bound by its terms, please have an authorized representative on the approval page (signature line provided below). USLB should return a signed copy of this Agreement to PLP together with a check in the amount of $3,000.00.

Sincerely,

/s/ Jeffrey J. Janda

Jeffrey J. Janda
Chief Executive Officer
Point Loma Partners, Inc.


ACKNOWLEDGEMENT AND APPROVAL:

We have read this five (5) page letter agreement. We understand and accept its contents. We, the undersigned, also represent that we are authorized to sign on behalf of our respective Parties and authorized to bind our respective Parties to the provisions of this letter agreement.

Point Loma Partners, Inc.                      U.S. Laboratories, Inc.

By:  /s/ Jeffrey J. Janda                      By:  /s/ Dickerson Wright
   ---------------------------                         ------------------------
Name:  Jeffrey J. Janda                        Name:  Dickerson Wright

Title:  Chief Executive Officer                Title:  Chief Executive Officer

Date:  February 15, 2001                       Date:  February 15, 2001

                           POINT LOMA PARTNERS, INC.
                           701 B Street, Suite 1400
                             San Diego, CA  92101
                                (619) 233-0726



February 9, 2001

Dickerson Wright
Chairman and Chief Executive Officer
U.S. Laboratories, Inc.
7895 Convoy Court, Suite 18
San Diego, CA  92111

     Re:  Amendment to Investor Relations Agreement ("Amendment")

Dear Dick,

With respect to our Letter Agreement re: Investor Relations Agreement (the "Original Agreement"), we have agreed to amend the Original Agreement as follows:

1) We hereby confirm that the date of the Original Agreement shall be as of February 6, 2001, the date on the first page of the Original Agreement.

2) Section 5 of the Original Agreement, "Non-Circumvention," is hereby amended to read in its entirety:

               "Non-Circumvention: USLB agrees that all information relating to potential business opportunities identified by PLP and the contacts identified by PLP relating to such opportunities are Confidential Information and will not be shared by USLB with any other party without advance written consent of PLP. The Parties agree that any transaction before or after termination of this Letter Agreement with any such contact without the participation of PLP must include competitive compensation for PLP."

3) Section 8 of the Original Agreement, "Term of Engagement", is hereby amended to read in its entirety: "The term of this Agreement shall commence on February 6, 2001 and end on February 9, 2003."

IR Agreement Amendment
Februray 9, 2001
Page 2 of 3

4) The equity compensation described in Section 7 of the Original Agreement shall be deleted in its entirety, and replaced by Sections 4, 5 and 6 of this Amendment.

5) A warrant to purchase 65,000 shares of common stock at $4.50 per share, shall be granted and fully vested as of the date hereof. This warrant shall expire on February 8, 2004. U.S. Laboratories, Inc. ("USLB") hereby agrees to register the shares underlying this warrant in its upcoming registration statement.

6) A second warrant to purchase 30,000 shares of common stock at $4.50 per share shall be granted by USLB to Point Loma Partners, Inc. ("PLP") on February 9, 2002 at the sole discretion of USLB if it deems that PLP has faithfully performed its duties. If so granted, this warrant shall expire on February 8, 2005. If so granted, USLB hereby agrees to include the shares issuable upon exercise of this warrant in any registration statement filed after February 9, 2002.

7) A third warrant to purchase 25,000 shares of common stock at $7.00 per share shall be granted by USLB to PLP on February 8, 2003 at the sole discretion of USLB if it deems that PLP has faithfully performed its duties. If so granted, this warrant shall expire on February 7, 2006. If so granted, USLB hereby agrees to include the shares issuable upon exercise of this warrant in any registration statement filed after February 8, 2003.

8) If PLP terminates or otherwise materially defaults under the Original Agreement, as amended by the terms of this Amendment (as may be further amended, the "Agreement") for any reason, then 50% of the cash payments received through the date of such termination shall be refunded promptly to USLB.

9) Both parties acknowledge that the Original Agreement was in error, necessitating the changes set forth in this Agreement.

10) The Original Agreement shall remain in effect except as modified by the terms of this Amendment.

11) The parties represent to each other that the person signing below is authorized to sign on behalf of the respective parties to this Amendment and is authorized to bind such party to the provisions of this Amendment.

12) PLP hereby represents that (i) it is an accredited investor as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended, and (ii) it is acquiring the warrant granted as of the date hereof for investment purposes only and not with a view towards resale or distribution.

IR Agreement Amendment
Februray 9, 2001
Page 3 of 3

13) Each warrant granted pursuant to Section 4, 5 or 6 of this Letter Agreement shall be in substantially the same form as that certain Common Stock Purchase Warrant between USLB and Miller Capital Corporation, dated March 15, 1998. Any such Warrant Agreement shall supersede any conflicting provision in the Agreement.

14) The parties may not assign their rights or obligations under the Agreement without the written counsel of the other party.

If you understand the above and it is acceptable to you, please sign the attached acknowledgement where indicated and return a copy of this letter to me.

Thank you.

Sincerely,

/S/ JEFFREY J. JANDA

Jeffrey J. Janda
Chief Executive Officer
Point Loma Partners, Inc.


ACKNOWLEDGEMENT AND APPROVAL:


IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the 9th day of February, 2001.

Point Loma Partners, Inc.                     U.S. Laboratories, Inc.

/S/ JEFFREY J. JANDA                          /S/ DICKERSON WRIGHT

Name:  Jeffrey J. Janda                       Name:  Dickerson Wright

Title:  Chief Executive Officer               Title:  Chief Executive Officer